EXHIBIT 99.1

                       [The Coca-Cola Company Letterhead]

                                  April 1, 2005


Mr. Deval Patrick

         Re:      Agreement with The Coca-Cola Company

Dear Deval:

This Agreement will confirm the terms under which you will render legal advice and other services from time to time for The Coca-Cola Company (the "Company").

         (1) The term of your engagement will commence on April 1, 2005 and will end on December 31, 2005.

         (2) In the Company's discretion, you will provide confidential advice and perspectives to the Company on business issues as requested and assigned through my office. During the term of this Agreement, there might be occasions where you will have access to confidential or proprietary Company information. You agree that you will not disclose any confidential matters regarding the business or affairs of the Company during or after the term of this Agreement. It is not the intent of this Agreement that you act as the Company's representative in connection with any services the Company requests you to perform, and by entering into this Agreement, you acknowledge and agree that you will not hold yourself out to the public or any third party as a representative of the Company.

         (3) As compensation for your availability and services to assure the smooth and orderly transition of the Legal Function, the Company will pay you $1,100,000 on or about April 1, 2005; $500,000 on July 1, 2005; and $500,000 on October 1, 2005.

         (4) You may perform the services contemplated by this Agreement at any place you choose and you have no obligation to work any particular hours during any period of time. The time you will be requested to consult will not prevent you from accepting other full time employment, but may require you to work regularly throughout the term of this Agreement. The Company will reimburse you for any out-of-pocket expenses authorized by and incurred on behalf of the Company.

         (5) You will perform services under this Agreement as an independent contractor. You will not be an employee of the Company for purposes of federal, state or local tax, withholding or other laws, or for any other purpose. You acknowledge full responsibility for reporting the compensation you receive under this Agreement and for payment of all applicable taxes. You will not be entitled to participate in any employee benefit plans or programs of the Company, except those in which you participate as a former officer or employee of the Company. This Agreement shall not affect your participation in any Company benefit plans or programs in which you were participating prior to the date of the Agreement. If worker's compensation coverage is applicable to your services, it is your responsibility to provide such coverage.

         (6) You are free to accept other business opportunities including full time employment, to the extent they do not violate the covenant not to compete contained in the Agreement on Competition, Trade Secrets and Confidentiality.

                                            Very truly yours,

                                            /s/ Cynthia McCague

                                            Cynthia McCague

Accepted and agreed to this
1st day of April, 2005.

/s/ Deval Patrick
-----------------------------
Deval Patrick